Delaware The First State Page 1 5748820 8100 Authentication: 203756169 SR# 20252506574 Date: 05-21-25 You may verify this certificate online at corp.delaware.gov/authver.shtml I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “ADT INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2025, AT 11:03 O`CLOCK A.M.

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ADT INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF MAY, A.D. 2025, AT 11:03 O`CLOCK A.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:03 AM 05/21/2025
FILED 11:03 AM 05/21/2025
SR 20252506574 - File Number 5748820

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

ADT Inc. is a corporation organized and existing under the laws of the State of Delaware (the "Corporation"). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 2015, under the name "Apollo Security Services Parent, Inc." The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 17, 2020 (as heretofore amended and/or restated, (the "Existing Certificate of Incorporation"). This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated, this "Amended and Restated Certificate of Incorporation"), which further amends and restates the Existing Certificate of Incorporation, as heretofore amended, in its entirety, has been duly adopted by all necessary action of the board of directors of the Corporation (the "Board") and the stockholders of the Corporation, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended and/or supplemented from time to time (the "DGCL"), to read as follows:

ARTICLE I

The name of the Corporation is ADT Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is four billion one hundred million (4,100,000,000) shares of capital stock, of which three billion nine hundred ninety-nine million (3,999,000,000) shares shall be common stock, par value $0.01 per share (the "Common Stock"), one hundred million (100,000,000) shares shall be Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Common Stock, the "ADT Common Stock"), and one million (1,000,000) shares shall be preferred securities, par value $0.01 per share (the "Preferred Securities"). Subject to the rights of the holders of any series of Preferred Securities then outstanding, the number of authorized shares of any of the Common Stock, Class B Common Stock or Preferred Securities may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock, Class B Common Stock or Preferred Securities voting separately as a class shall be required therefor.

Section 4.02. ADT Common Stock. The terms of the ADT Common Stock set forth below shall be subject to the express terms of any series of Preferred Securities then outstanding.

(a) Voting Rights.

(i) Generally. Except as expressly provided in this Amended and Restated Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder as of the applicable record date on all matters on which stockholders are entitled to vote generally, including the election, appointment or removal of directors of the Corporation. Except as expressly provided in this Amended and Restated Certificate of Incorporation, each holder of Class B Common Stock, as such, shall have one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on all matters on which stockholders are entitled to vote generally; provided, however, that holders of Class B Common Stock, as such, shall not be entitled to vote on the election, appointment or removal of directors of the Corporation. Except as otherwise required by applicable law or provided in this Amended and Restated Certificate of Incorporation (including, without limitation, the foregoing limitation on the voting powers of the Class B Common Stock), the holders of Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Securities or any class or series of stock having a preference over or the right to participate with the ADT Common Stock with respect to the payment of dividends or distributions, the holders of ADT Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine, and the holders of Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the ADT Common Stock out of assets or funds legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of ADT Common Stock or rights to acquire ADT Common Stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be, and the holders of Class B Common Stock shall receive an equal number of shares of Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for the payment of any debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Securities or other class or series of stock having a preference over or the right to participate with the ADT Common Stock with respect to the distribution of assets upon any such liquidation, dissolution or winding up, the remaining assets of the Corporation of whatever kind available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock and Class B Common Stock equally, on a per share basis, in proportion to the number of shares of ADT Common Stock held by them respectively.

(d) Conversion of Class B Common Stock.

(i) Each share of Class B Common Stock shall immediately become convertible into one share of Common Stock, at the option of the holder thereof, at any time following the earlier of (x) the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Clearance"), required prior to such holder's conversion of all such shares of Class B Common Stock, and (y) to the extent HSR Clearance is not required prior to such holder's conversion of such shares of Class B Common Stock, the date that such holder owns such shares of Class B Common Stock. Conversion of such shares of Class B Common Stock shall be effected by surrender of such holder's certificate representing such share of Class B Common Stock (or, in the case of uncertificated shares, evidence of ownership satisfactory to the Corporation) accompanied by a written notice from such holder addressed to the Corporation requesting the conversion and specifying the number of shares of Class B Common Stock to be converted. Upon a conversion of shares of Class B Common Stock, the Corporation shall issue to the holder of the shares of Class B Common Stock so converted a certificate representing the number of shares of Common Stock into which such holder's shares of Class B Common Stock shall have been converted (and, if fewer than all of such holder's shares of Class B Common Stock shall have been converted, a certificate representing the number of shares of Class B Common Stock that remain registered in such holder's name) or, in the case of any uncertificated shares, evidence of registration of such shares in book-entry form.

(ii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to Section 4.02(d)(i), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Common Stock.

(iii) No shares of Class B Common Stock converted pursuant to Section 4.02(d)(i) shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock that the Corporation shall be authorized to issue. At such time as all shares of Class B Common Stock have been so converted, the provisions of this Amended and Restated Certificate of Incorporation regarding the Class B Common Stock shall have no further force and effect and shall be deemed to be deleted from this Amended and Restated Certificate of Incorporation and any other references to shares of such class

in this Amended and Restated Certificate of Incorporation or any other agreement to which the Corporation is a party shall be deemed to refer to the same number of shares of Common Stock.

(e) Equal Status. Except as expressly provided in this Section 4.02, including the voting restriction applicable to Class B Common Stock set forth in Section 4.02(a)(i), shares of Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects as to all matters. Without limiting the generality of the foregoing, the Common Stock and Class B Common Stock shall be treated equally by the Corporation in any merger (provided that, in connection with any merger to create a holding company, the holders of Common Stock and Class B Common Stock shall also be treated equally except that each may receive a proportionate number of securities relative to their respective shares of ADT Common Stock), consolidation, share exchange pursuant to an exchange offer by the Corporation, share repurchase pursuant to a tender offer, tender offer pursuant to an agreement to which the Corporation is a party or other similar transaction; provided that if any dividend is paid in the form of ADT Common Stock (or rights to acquire ADT Common Stock or securities convertible into or exchangeable for ADT Common Stock), the holders of Common Stock shall receive Common Stock (or rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock, as the case may be) and the holders of Class B Common Stock shall receive a proportionate number of shares of Class B Common Stock (or rights to acquire Class B Common Stock or securities convertible into or exchangeable for Class B Common Stock, as the case may be); provided, however, that the foregoing shall not prohibit the Corporation from making open market repurchases of Common Stock pursuant to a plan designed to comply with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), without repurchasing or offering to repurchase a proportionate number of shares of Class B Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of one class of ADT Common Stock, the outstanding shares of the other class of ADT Common Stock will be subdivided or combined in the same manner.

Section 4.03. Preferred Securities. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Securities, for the issuance from time to time of shares of Preferred Securities in one or more series and, by filing a certificate of designation (a "Preferred Securities Certificate of Designation") pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;

(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;

(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the

Corporation or the holder thereof or upon the happening of a specified event;

(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;

(f) whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;

(h) whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and

(i) any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.

Except as otherwise required by law, holders of any series of Preferred Securities shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of shares of Preferred Securities or ADT Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Securities so authorized in accordance with this Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of ADT Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Securities if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the DGCL. Unless otherwise provided by this Amended and Restated Certificate of Incorporation, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Securities established by a Preferred Securities Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Section 5.01. General Powers. Except as otherwise provided by applicable law or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02. Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Securities to elect additional directors), and subject to the terms of that certain Amended and Restated Stockholders Agreement, dated as of December 14, 2018, by and among the Corporation and certain affiliates of Apollo Management VIII, L.P. and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) (collectively, "Apollo") and the other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Stockholders Agreement"), the total number of directors shall be as determined from time to time exclusively by the Board; provided, that in no event shall the total number of directors be more than fifteen (15). Election of directors need not be by written ballot unless the Bylaws (as defined below) shall so require.

Section 5.03. Term of Office. The directors (other than those directors elected by the holders of any series of Preferred Securities, voting separately as a series or together with one or more other such series, as the case may be) elected or appointed to the Board prior to the 2028 annual meeting of stockholders shall be divided into three classes, designated Class I, Class II and Class III. The directors already in office as of the date of this Amended and Restated Certificate of Incorporation shall continue to be assigned to the classes to which each such director was elected. Class III directors shall serve out their current three-year terms which expire at the in 2026, and thereafter any Class III director shall stand for election to a one-year term; Class I directors shall serve out their current three-year terms which expire at the annual meeting of stockholders in 2027, and thereafter any Class I director shall stand for election to a one-year term; Class II directors shall serve out their current three-year terms which expire at the annual meeting of stockholders in 2028, and thereafter any Class II director shall stand for election to a one-year term. At each annual meeting of stockholders commencing with the annual meeting of stockholders in 2028 and at all subsequent annual meetings of stockholders, each director shall be elected for a one-year term expiring at the next annual meeting of stockholders and the Board shall no longer be classified under Section 141(d) of the DGCL. Until the annual meeting of stockholders in 2028, if the number of such directors is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes of directors in effect prior to the annual meeting of stockholders in 2028 so as to maintain the number of directors in each class as nearly equal in number as is reasonably practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from death, resignation, retirement, removal or disqualification of any director or any other reason shall hold office for a term that shall

coincide with the remaining term of that class, but in no case shall a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. If authorized by a resolution of the Board, directors may be elected to fill any vacancy or unfilled directorship on the Board, regardless of how such vacancy or unfilled directorship shall have been created. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to such director's earlier death, resignation, retirement, removal or disqualification.

Section 5.04. Quorum. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, but in addition to any requirements set forth in this Amended and Restated Certificate of Incorporation, the Bylaws and applicable law, if Apollo owns, beneficially or of record, any shares of stock of the Corporation and there is at least one member of the Board who is an Apollo Designee (as defined in the Stockholders Agreement), a quorum for the transaction of business at any meeting of the Board shall include at least one Apollo Designee unless each Apollo Designee provides notice in writing or by electronic transmission to the remaining members of the Board waiving his or her right to be included in the quorum at such meeting. Notwithstanding anything to the contrary set forth herein, but in addition to any other vote required by this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, at any time that Apollo owns, beneficially or of record, any shares of stock of the Corporation, the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise) amend, alter or repeal this Section 5.04, or adopt any provision inconsistent herewith, without the prior written consent of Apollo.

Section 5.05. Vacancies. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, and subject to the terms of the Stockholders Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Corporation; provided, that, (i) for so long as Apollo owns, beneficially or of record, any shares of stock of the Corporation, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Apollo Designee shall be filled only by (x) a majority of the Apollo Designees then in office or (y) if there are no Apollo Designees then in office, Apollo, and (ii) for so long as the Co-Investor Condition (as defined in the Stockholders Agreement) is satisfied, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of such Co-Invest Designee (as defined in the Stockholders Agreement) shall be filled as set forth in the Stockholders Agreement. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director's earlier death, resignation, retirement, removal or disqualification.

Section 5.06. Removal of Directors. Except as otherwise provided by law, the Stockholders Agreement or this Amended and Restated Certificate of Incorporation, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the stock of the Corporation entitled to vote in an election of such directors; provided, however, that, from and after such time as Apollo ceases to beneficially

own at least 50.1% of the outstanding shares of ADT Common Stock (the "Trigger Event") any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, in the event the Co-Investor Condition is no longer satisfied, any Co-Invest Designee then in office shall thereupon automatically cease to be qualified and shall cease to be a director.

Section 5.07. Voting Rights of Preferred Securities. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Securities shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Securities, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Securities Certificate of Designation). During any period when the holders of any series of Preferred Securities have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Securities shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Securities having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the "Bylaws"), without any action on the part of the stockholders.

ARTICLE VII

Section 7.01. Special Meetings of Stockholders. (a) Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Securities, special meetings of the stockholders of the Corporation may be called only by (x) the Chairman of the Board, (y) the Secretary of the Corporation at the direction of a majority of the directors then in office or (z) at the written request in proper form, made in accordance with this Article VII, by one or more record holders (or their duly authorized agents) owning (as defined below) at least twenty-five percent (25%) of the outstanding common stock of the Corporation as of the date such request

is delivered to the Corporation (the "Requisite Special Meeting Percent"). Special meetings may not be called by any other person or persons. Any disposition by a requesting party (as defined below) after the date such request is delivered to the Corporation of any shares of common stock of the Corporation shall be deemed a revocation of such request with respect to such shares and such shares will not be included in determining whether the Requisite Special Meeting Percent has been satisfied.

(b) For purposes of this Article VII:

(i) a "requesting party" means each record holder requesting a special meeting and each beneficial owner who is directing a record holder to act on such owner's behalf; and

(ii) a stockholder or group of stockholders shall be deemed to "own" only those outstanding shares of common stock of the Corporation as to which the stockholder or any member of a group of stockholders possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder's or affiliates' full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A person's ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days' notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The terms "owned," "owning" and other variations of the word "own," shall have correlative meanings.

Section 7.02. Stockholder Special Meeting Requests. In order for a special meeting requested by one or more stockholders under this Article VII (a "Stockholder Requested Special Meeting") to be called, one or more written requests for a special meeting (each, a "Stockholder Special Meeting Request," and collectively, the "Stockholder Special Meeting Requests") must be signed by the Requisite Special Meeting Percent of record holders (or their duly authorized agents) and must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation.

(a) Procedure. To be validly made in accordance with this Article VII, a Stockholder Special Meeting Request must:

(i) set forth a statement of the specific purpose of the meeting and the matters proposed to be acted on at it;

(ii) as to each purpose for which the meeting is to be called, set forth (A) a reasonably brief description of such purpose, (B) a reasonably brief description of the specific proposal to be made or business to be conducted at the special meeting in connection with such purpose, (C) the text of any proposal or business to be considered at the special meeting in connection with such purpose (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend this Amended and Restated Certificate of Incorporation or the Bylaws, the language of the proposed amendment), (D) the reasons for calling a special meeting of the stockholders for such purpose, and (E) a reasonably brief description of any material interest in any proposal or business to be considered at the special meeting in connection with such purpose of each requesting party, including all anticipated benefit therefrom of each requesting party;

(iii) bear the date of signature of each record holder (or duly authorized agent) signing the Stockholder Special Meeting Request;

(iv) as to each requesting party, set forth (A) the name and address of such requesting party (including, if applicable, the name and address as they appear on the Corporation's books and records) and (B) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such requesting party;

(v) include documentary evidence (A) of each such requesting party's record and beneficial ownership of such shares of the Corporation and (B) that the ownership of shares of the Corporation held by the requesting party or parties, as applicable, satisfies the Requisite Special Meeting Percent;

(vi) include (A) an acknowledgment of each such requesting party that any disposition by any such stockholder after the delivery to the Corporation of the Stockholder Special Meeting Request of any shares of common stock of the Corporation shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Special Meeting Percent has been satisfied and (B) a commitment by each such requesting party to continue to satisfy the Requisite Special Meeting Percent through the date of the Stockholder Requested Special Meeting and to notify the Corporation upon any disposition of any shares of the Corporation's common stock;

(vii) set forth a representation that each requesting party, or one or more representatives of each such requesting party, intends to appear in person at the special meeting to present the business bought before the Stockholder Requested Special Meeting;

(viii) set forth all information relating to each such requesting party that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act; and

(ix) contain the information required by Section 2.07(a)(ii) of the Bylaws, to the extent not already provided as required by this Section 7.02(a).

(b) Updates and Supplements. Each requesting party making a Stockholder Special Meeting Request shall further update and supplement such request, if necessary, so that the information provided or required to be provided in such request pursuant to the foregoing clauses (i) through (ix) shall be true and correct as of the date that is five business days prior to the Stockholder Requested Special Meeting or any adjournment, postponement and rescheduling thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than three business days prior to the date for the Stockholder Requested Special Meeting or, if practicable, any adjournment, postponement or rescheduling thereof (and, if not practicable, on the first practicable date prior to the date to which the Stockholder Requested Special Meeting has been adjourned, postponed or rescheduled). Further, each requesting party shall certify in writing to the Secretary of the Corporation as of the date that is five business days prior to the Stockholder Requested Special Meeting (or any adjournment, postponement and rescheduling thereof) as to whether such stockholder continues to satisfy the Requisite Special Meeting Percent.

(c) Revocation. Any requesting party may revoke its Stockholder Special Meeting Request at any time by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, and if, following such revocation or any time after the delivery of a valid Stockholder Special Meeting Request, there are unrevoked requests from stockholders no longer holding in the aggregate the Requisite Special Meeting Percent, all such requests shall be deemed revoked and the Board, in its sole discretion, may cancel the Stockholder Requested Special Meeting.

(d) Limitations. Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a Stockholder Requested Special Meeting if:

(i) the Board calls an annual or special meeting of the stockholders to be held not later than 60 days after the date on which a valid Stockholder Special Meeting Request has been delivered to the Secretary of the Corporation (the "Delivery Date") relating to an identical or substantially similar item (a "Similar Item") (as determined by the Board) to the item identified in the Stockholder Special Meeting Request; or

(ii) the Stockholder Special Meeting Request (A) is received by the Secretary of the Corporation during the period commencing 90 days prior to the anniversary date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains a Similar Item to an item that was presented at any meeting of stockholders held within 90 days prior to the Delivery Date; (C) relates to an item of business that is not a proper subject for stockholder action under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Article VII.

(e) Date, Time and Place. Any special meeting shall be held at such date, time and place, if any, as may be fixed by the Board in accordance with this Amended and Restated Certificate of Incorporation, the Bylaws and the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place, if any, as may be fixed by the Board, on condition that the date of any Stockholder Requested Special Meeting shall be not more than 120 days after the Delivery Date. In fixing a date, time and place, if any, for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting. Nothing herein shall be construed (i) to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders or (ii) as limiting, fixing or affecting the time when a special meeting of the stockholders called by action of the Board may be held.

(f) Business. Business transacted at any Stockholder Requested Special Meeting shall be limited to the business stated in the Stockholder Special Meeting Request, except that nothing herein shall prohibit the Board from submitting matters, whether or not described in the Stockholder Special Meeting Request, to the stockholders at any Stockholder Requested Special Meeting. Notwithstanding the foregoing provisions of this Article VII, unless otherwise required by law, if the stockholders (or qualified representatives of the stockholders (as defined below) who submitted Stockholder Special Meeting Requests do not appear at the Stockholder Requested Special Meeting to present the matters that were specified in the Stockholder Special Meeting Request, such proposed matters shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Nothing herein will limit the power of the Board or Chair appointed for any special meeting in respect of the conduct of any such meeting. For purposes of this Article VII, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(g) Determinations. The Board (or any officer, director or committee authorized by the Board) shall have the power and authority to interpret the provisions of this Article VII and make, in good faith, all determinations deemed necessary or advisable in connection with this Article VII.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director or officer of the Corporation with respect to acts or omissions occurring prior to the time of such

repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Subject to the rights of the holders of one or more series of Preferred Securities then outstanding to act by written consent as provided in any Preferred Securities Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE X

Section 10.01. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part

thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 10.02. Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its Final Disposition (as defined below), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the "Undertaking") by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a "Final Disposition") that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.

Section 10.03. Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person's service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation's request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors' and officers' liability insurance or similar insurance obtained or maintained by or on

behalf of the Corporation, its affiliates or any of the foregoing's respective subsidiaries) from persons or entities other than the Corporation (collectively, the "Other Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys' fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors' or officers' liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing's respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.

Section 10.04. Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 10.05. Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.06. Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and

presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

Section 10.07. Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its Final Disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 10.08. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 10.09. Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its Final Disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 10.10. Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.11. Definitions; Construction. For purposes of this Article X: "Disinterested Director" means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is

experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of "vice president" or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Section 10.12. Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

Section 11.01. Recognition of Corporate Opportunities. In recognition and anticipation that (a) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo, the Co-Investor and their respective Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (b) Apollo, the Co-Investor and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and its Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as may involve Apollo, the Co-Investor and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo, the Co-Investor and their respective Affiliates (each, an "Identified Person"), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right

to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

Section 11.02. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a "Competitive Opportunity") or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person's own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

Section 11.03. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.04. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article XI shall prevail under all circumstances.

Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.04 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.

Section 11.05. Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.04 of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

Section 11.06. Definitions. Solely for purposes of this Article XI, (i) "Affiliate" shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, (b) with respect to the Co-Investor, any person or entity that, directly or indirectly, is controlled by the Co-Investor, controls the Co-Investor, or is under common control with the Co-Investor, but in each case in clauses (a) and (b), excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (c) with respect to the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; (ii) "Apollo" shall mean Apollo Management VIII, L.P.; and (iii) the "Co-Investor" shall mean the entity set forth on Exhibit A attached to the Stockholders Agreement.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or of this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.01. Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 13.02. Interested Stockholders. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the ADT Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 13.03. Definitions. For purposes of this Article XIII only, references to:

(a) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) "Apollo" means Apollo Management VIII, L.P. and its affiliates.

(c) "Apollo Direct Transferee" means any person that acquires (other than in a registered public offering) directly from Apollo or any of its affiliates or successors or any "group", or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(d) "Apollo Indirect Transferee" means any person that acquires (other than in a registered public offering) directly from any Apollo Direct Transferee or any other Apollo Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(e) "associate", when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any

relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(f) "business combination", when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 13.02 of this Article XIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(g) "control", including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(h) "interested stockholder" means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but "interested stockholder" shall not include (a) Apollo, any Apollo Direct Transferee, any Apollo Indirect Transferee or any of their respective affiliates or successors or any "group", or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of "owner" below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i) "owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (x) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (y) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (y) of Section 13.03(i)(ii)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(j) "person" means any individual, corporation, partnership, unincorporated association or other entity.

(k) "stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(l) "voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity; provided, however, that the Class B Common Stock shall be deemed to constitute "voting stock" of the Corporation for purposes of this Article XIII. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock, with the understanding that each share of Class B Common Stock shall be deemed to have an equal number of votes as a share of Common Stock for purposes of this Article XIII.

ARTICLE XIV

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any Article (or section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article XV. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Section 4.03 of Article IV, Articles V, VI, VII, VIII, IX, X, XI, XII and XIII, and this Article XV.

From and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any additional or greater vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer as of this 21st day of May, 2025.

ADT INC.

By: /s/ Jeffrey Likosar
Name: Jeffrey Likosar
Title: President, Corporate Development and Transformation, and Chief Financial Officer